Exhibit 10.21

KARYOPHARM THERAPEUTICS INC.

January 23, 2015

Christopher B. Primiano

c/o Karyopharm Therapeutics Inc.

85 Wells Avenue

Newton, MA 02459

Dear Chris:

Subject to your execution below, this letter hereby amends the employment letter, dated March 2, 2014, between you and Karyopharm Therapeutics Inc. (the “Company”) and provides for the following terms of employment:

The terms of your position with the Company are as set forth below:

1. Position. You will continue to serve as Vice President, Corporate Development, General Counsel and Secretary, reporting to the Company’s Chief Executive Officer. In your role you will have the responsibilities customarily associated with such position and those that are assigned to you by the Company’s Chief Executive Officer. During the term of your employment with the Company, you will devote your full professional time and efforts to the business of the Company, except that you may engage in other activities that may be approved in advance by the Company’s Board of Directors (the “Board”).

2. Compensation.

a. Base Salary. Effective January 1, 2015, you will be paid an annualized base salary of Three Hundred Twenty-Five Thousand Dollars ($325,000), subject to tax and other withholdings required by law. Your base salary will be payable pursuant to the Company’s regular payroll policy. Your salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

b. Bonus Program. Effective January 1, 2015, you will be eligible for an annual bonus that targets forty percent (40%) of your annualized base salary based upon achievement of certain performance goals and corporate milestones established by the Company. Achievement of goals will be determined in the sole discretion of the Board of Directors of the Company (the “Board”) or a Compensation Committee of the Board. To earn any part of the bonus, you must be employed on December 31st of the applicable bonus year. Your bonus target may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

c. Option Grants. You are eligible for annual option grants in the Company’s sole discretion.

d. Severance Compensation. If the Company (which, for the purposes of this paragraph, includes any successor entity) terminates the term of your employment without Cause, or you resign for Good Reason, the Company will continue to pay you your base compensation at its then-current rate, in accordance with the Company’s then-current regular payroll procedures for employees, for at least six (6) months (subject to upward adjustment in the event that standardized severance terms are authorized for all employees of your level and such terms exceed the severance amount provided herein) following the date of such termination, provided that you execute a release of any and all claims that you may have against the Company arising from your employment with the Company, reasonably satisfactory to the Company in form and substance. Additionally, provided you elect to continue your and your eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Company will pay the monthly premium to continue such coverage for the lesser of the six (6) full calendar months immediately following the month in which the termination of your employment occurs and the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan. Notwithstanding the foregoing, if your employment is terminated without Cause, or you resign for Good Reason, within one year following the consummation of a Change in Control (as defined below), then the Company (or its successor entity) will continue to pay you your base compensation at its then-current rate, in accordance with the Company’s (or successor’s) then-current regular payroll procedures for employees, for at least twelve (12) months following the date of such termination, provided that you execute a release of any and all claims that you may have against the Company (or its successor) arising from your employment with the Company and/or its successor, reasonably satisfactory to the Company or its successor in form and substance. Additionally, provided you elect to continue your and your eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to COBRA, the Company will pay the monthly premium to continue such coverage for the lesser of the twelve (12) full calendar months immediately following the month in which the termination of your employment occurs and the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan. For purposes of this Offer Letter, “Change in Control” shall mean the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the capital stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities (on an as-converted to Common Stock basis) entitled to vote generally in the election of directors of the (i) resulting, surviving or acquiring corporation in such transaction in the case of a merger, consolidation or sale of outstanding shares, or (ii) acquiring corporation in the case of a sale of assets.

“Cause” shall mean (i) an act or acts of material willful misconduct by you in violation of law or government regulation in the course of your employment by the Company, (ii) your conviction by a court of competent jurisdiction of theft or misappropriation by you of assets of the Company, (iii) your conviction by a court of competent jurisdiction of fraud committed by you or at your direction, (iv) your conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, a material adverse impact on the Company or the performance of your duties, (v) willful, repeated and material failure to perform, or gross negligence in the performance of, the duties which are reasonably assigned to you by the Company, (vi) material breach of any agreement to which you and the Company are party and/or (vii) failure to fully participate in a Company investigation as may be reasonably requested by the Company; provided, however, that you shall have a period of thirty (30) days to cure (if curable) any act constituting Cause under clauses (v) or (vii) of this paragraph, following the Company’s delivery to you of written notice, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination for Cause.

“Good Reason” shall mean (i) the assignment to you of any duties inconsistent in any adverse, material respect with your position, authority, duties or responsibilities as then constituted, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, (ii) a reduction in the aggregate of your base or incentive compensation by greater than ten percent (10%) or the termination of your rights to any employee benefits, except to the extent that any such benefit is replaced with a comparable benefit, or a reduction in scope or value thereof, other than as a result of across-the-board reductions or terminations affecting employees of the Company generally, or (iii) a requirement that you, without your prior consent, regularly report to work at a location that is thirty (30) miles or more away from your then current place of work; provided, however, that the conditions described immediately above in clauses (i) through (iii) shall not give rise to a termination for Good Reason, unless you have notified the Company in writing within thirty (30) days of the first occurrence of the facts and circumstances claimed to provide a basis for the termination for Good Reason, the Company has failed to correct the condition within fifteen (15) days after the Company’s receipt of such written notice, and you actually terminate employment with the Company within forty-five (45) days of the first occurrence of the condition. For the avoidance of doubt, your required travel on the Company’s business shall not be deemed a relocation of your principal office under clause (iii), above.

e. Withholding. The Company shall withhold from any compensation or benefits payable under this letter agreement any federal, state and local income, employment or other similar taxes as may be required to be withheld pursuant to any applicable law or regulation.

4. Benefits.

a. Vacation and Holidays. You will be eligible for a maximum of 20 days of paid vacation each year and Company paid holidays consistent with the Company’s vacation policy (including accrual of vacation days).

b. Other. You will be eligible to participate in such medical, retirement and other benefits as are approved by the Board and made available to other employees of the Company.

As is the case with all employee benefits, such benefits will be governed by the terms and conditions of applicable plans or policies, which are subject to change or discontinuation at any time.

5. At-Will Employment. Your employment with the Company is and shall at all times during your employment hereunder be “at-will” employment. The Company or you may terminate your employment at any time for any reason, with or without cause, and with or without notice. The “at-will” nature of your employment shall remain unchanged during your tenure as an employee of the Company, and may only be changed by an express written agreement that is signed by you and the Company.

6. Employee Confidentiality Agreement. As an employee of the Company, you will have access to certain Company and third party confidential information and you may during the course of your employment develop certain information or inventions which will be the property of the Company. You acknowledge the continuing effectiveness of the Nondisclosure and Inventions Assignment Agreement between you and the Company, dated March 17, 2014.

7. Resolution of Disputes. Any controversy or claim arising out of or relating to your employment, this letter agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Boston, Massachusetts before a single arbitrator (applying Massachusetts law), in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”) as modified by the terms and conditions of this Section 7; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which any award is based. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this letter agreement or your employment.

The arbitrator shall have the sole and exclusive power and authority to decide any and all issues of or related to whether this letter agreement or any provision of this letter agreement is subject to arbitration.

8. No Inconsistent Obligations. By accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this letter agreement or that would be violated by your employment by the Company. You agree that you will not take any action on behalf of the Company or cause the Company to take any action that will violate any agreement that you have with a prior employer.

9. Miscellaneous.

a. This letter agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

b. The Company may only assign this letter agreement to a successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, provided, that such successor expressly agrees to assume and perform this letter agreement in the same manner and to the same extent that the Company would have been required to perform it if no such assignment had taken place, and “Company” shall include any such successor that assumes and agrees to perform this letter agreement, by operation of law or otherwise.

c. No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10. Section 409A. It is intended that this letter agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”), and notwithstanding anything to the contrary herein, it shall be administered, interpreted, and construed in a manner consistent with Section 409A. To the extent that any reimbursement, fringe benefit, or other, similar plan or arrangement in which you participate provides for a “deferral of compensation” within the meaning of Section 409A, (a) the amount of expenses eligible for reimbursement provided to you during any calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (b) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit, and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this letter agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A. In the case of any amounts payable to you under this letter agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), your right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. If any paragraph of this letter agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company.

11. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to the choice of law principles thereof.

[Signatures appear on following page]

Sincerely,

KARYOPHARM THERAPEUTICS INC.

By:	/s/ Michael G. Kauffman
Name:	Michael Kauffman, M.D.,Ph.D.
Title:	CEO

I hereby agree to the foregoing terms of employment:

Agreed:	/s/ Christopher B. Primiano
Christopher B. Primiano

Date:	January 23, 2015